Exhibit 10.2
AMENDMENT NO. 2 TO PURCHASE AGREEMENT

This Amendment No. 2 to the Purchase Agreement dated as of March 8, 2019 (this “Amendment”), by and among OpenALPR Technology, Inc., a Florida corporation (“Seller”), Novume Solutions, Inc., a Delaware corporation (“Buyer”), and Matthew Hill (“Founder”).

RECITALS

A.           Seller, Buyer and Founder are parties to that certain Asset Purchase Agreement dated as of November 14, 2018, as amended by Amendment No. 1 to Purchase Agreement dated February 15, 2019 (as amended, the “Purchase Agreement”). All capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

B.           The parties hereto desire to amend the Purchase Agreement pursuant to Section 13.2 thereof as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the mutual promises and covenants herein contained, the sufficiency of which are hereby acknowledged, and wishing to be legally bound hereby, the parties hereto hereby agree as follows:

Amendments

1. Definition of Current Assets. Schedule A of the Purchase Agreement is hereby amended by deleting the definition of Current Assets.

2. Definition of Current Liabilities. Schedule A of the Purchase Agreement is hereby amended by deleting the definition of Current Liabilities.

3. Definition of Estimated Purchase Price. Schedule A of the Purchase Agreement is hereby amended by inserting the following definition:

““Estimated Purchase Price” means (a) the Base Purchase Price, minus (b) the Estimated Prepaid Maintenance Contract Adjustment Amount.”

4. Definition of Final Purchase Price. Schedule A of the Purchase Agreement is hereby amended by inserting the following definition:

““Final Purchase Price” means (a) the Base Purchase Price, minus (b) the Prepaid Maintenance Contract Adjustment Amount.”

5. Definition of Net Working Capital. Schedule A of the Purchase Agreement is hereby amended by deleting the definition of Net Working Capital.

6. Definition of Net Working Capital Adjustment Amount. Schedule A of the Purchase Agreement is hereby amended by deleting the definition of New Working Capital Adjustment Amount.

7. Definition of Prepaid Maintenance Contract. Schedule A of the Purchase Agreement is hereby amended by inserting the following definition.

“”Prepaid Maintenance Contract” means a maintenance contract which extends over a period of time covering both a period prior to the Closing Date and a period following the Closing and for which a prepayment was received by Seller prior to the Closing Date.”

8. Definition of Prepaid Maintenance Contract Adjustment Amount. Schedule A of the Purchase Agreement is hereby amended by inserting the following definition.

“”Prepaid Maintenance Contract Adjustment Amount” means (i) for each Prepaid Maintenance Contract, the amount determined by multiplying the amount prepaid by a fraction, the numerator of which is the number of days from the Closing Date to the end of the Prepayment Period and the denominator of which is the number of days in the Prepayment Period and (ii) adding together the sum of all amounts determined in accordance with the foregoing clause (i).”

9. Definition of Prepayment Period. Schedule A of the Purchase Agreement is hereby amended by inserting the following definition.

“”Prepayment Period” means the actual number of days of maintenance covered by a specific payment made under a Prepaid Maintenance Contract.”

10. Section 2.3. The first paragraph of Section 2.3 of the Purchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following new Section 2.3:

“2.3
Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Transferred Assets shall not include any of the following (collectively, the “Excluded Assets”):”

11. Section 2.7. Section 2.7 of the Purchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following new Section 2.7:

“2.7
Purchase Price.

(a)           Purchase Price. Subject to the terms and conditions of this Agreement, in full consideration for Seller’s sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Buyer, and Seller’s execution and delivery of, and its performance of its obligations contained in, this Agreement and the Other Agreements, at the Closing, Buyer shall (1) pay to Seller in accordance with Section 2.7(c) the Estimated Purchase Price, subject to adjustment after the Closing pursuant to Section 2.7(d), issue to Seller the Promissory Note, issue to Seller 600,000 shares of Common Stock of Buyer (the “Subject Shares”) (collectively, the “Purchase Price”) and (2) assume the Assumed Liabilities as provided in Section 2.4.

(b)           Preliminary Closing Statement. At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a list of Prepaid Maintenance Contracts, together with Seller’s good faith calculation and estimate or computation (including all calculations in reasonable detail) of:

(i) the Prepaid Maintenance Contract Adjustment Amount (the “Estimated Prepaid Maintenance Contract Adjustment Amount”), and

(ii) the Estimated Purchase Price.

Buyer shall be entitled to comment on and request reasonable changes to the Prepaid Maintenance Contract Adjustment Amount, and Seller shall provide Buyer and its representatives access to information that Buyer reasonably requests relating to the Prepaid Maintenance Contract Adjustment Amount and the preparation thereof. Seller shall consider in good faith any changes Buyer proposes to the Estimated Prepaid Maintenance Contract Adjustment Amount and revise such amount if, based on its good faith assessment, such changes are warranted. Buyer may accept the Estimated Prepaid Maintenance Contract Adjustment Amount without waiving its rights to challenge such position pursuant to Section 2.7(d).

(c)           Closing Payments; Issuance of Promissory Note; Issuance of Stock. At the Closing, Buyer shall (i) pay to Seller, by wire transfer of immediately available funds, to an account designated in writing by Seller by written notice to Buyer not less than five (5) Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price, (ii) issue to Seller the Subject Shares, and (iii) issue to Seller the Promissory Note.

(d)
Determination of Final Purchase Price.

(i)           Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of: (A) the Prepaid Maintenance Contract Adjustment Amount, and (B) the Final Purchase Price..

(ii)           During the thirty (30) days immediately following Seller’s receipt of the Closing Statement (the “Closing Statement Review Period”), Buyer shall provide Seller and its representatives access to information that Seller reasonably requests that Buyer used to determine the Estimated Prepaid Maintenance Contract Adjustment Amount.

(iii) If Seller disagrees with any of the items included in the Closing Statement, then Seller may, on or prior to the last day of the Closing Statement Review Period, deliver a written notice of such disagreement to Buyer (a “Notice of Disagreement”). To be in proper form, each disagreement contained in a Notice of Disagreement must specify in reasonable detail the nature and amount of such disagreement, as well as a reasonable basis therefor and relevant supporting documentation and calculations (each disagreement meeting the requirements of this Section 2.7(d)(iii) and included in a timely Notice of Disagreement, a “Disputed Item”). If Seller does not deliver a timely Notice of Disagreement meeting the requirements of this Section 2.7(d)(iii), then the Closing Statement delivered by Buyer pursuant to Section 2.7(d)(i) above shall be final and binding on the parties and deemed to set forth the Final Purchase Price. If Seller delivers a timely Notice of Disagreement meeting the requirements of this Section 2.7(d)(iii), then (A) during the thirty (30) day period following delivery of such Notice of Disagreement (the “Resolution Period”), Buyer and Seller shall seek in good faith to resolve the Disputed Item(s); and (B) all items included in the Closing Statement with which Seller does not in the Notice of Disagreement disagree shall be final and binding on the parties and shall be utilized in the computation of the Final Purchase Price. During the Resolution Period, Seller shall provide Buyer and its representatives with access to information that Buyer reasonably requests relating to the Notice of Disagreement and Seller’s preparation thereof.

(iv) If, at the end of the Resolution Period, Buyer and Seller have not resolved each Disputed Item, then Buyer and Seller shall have the right to submit the unresolved Disputed Items to an independent auditor for review and resolution. Such independent auditor shall, and Buyer and Seller shall cause such independent auditor to, (A) act as an expert and not an arbitrator, (B) make a final determination based solely on the applicable provisions of this Agreement (and not by independent review), (C) base its decision on a single presentation submitted in writing by each of Buyer and Seller and on one written response to each such presentation (unless such independent auditor requests an additional response from either Buyer or Seller), and not on independent investigation, (D) with respect to each unresolved Disputed Item, render a determination that must be within the ranges of values claimed by each of Buyer and Seller, and (E) render a final determination as to each Disputed Item within forty-five (45) days following the end of the Resolution Period (the “Auditor Review Period”). During the Auditor Review Period, each of Buyer and Seller shall provide such independent auditor with reasonable access to information relating to any Disputed Item. The fees and expenses of such independent auditor shall be borne by Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by such independent auditor) bears to the aggregate amount of the Disputed Items submitted to such independent auditor for review and resolution.

(v) The final determination as to each Disputed Item as determined by such independent auditor shall be final and binding on the parties hereto, absent a showing of fraud or willful misconduct, and shall be utilized in the computation of the Final Purchase Price.

(e)
Adjustment to Estimated Purchase Price.

(i)           If the Final Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to Seller an amount equal to such excess within five (5) Business Days of the final determination of such amount, by wire transfer of immediately available funds to an account designated in writing by Seller.

(ii)           If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay to Buyer an amount equal to such shortfall within five (5) Business Days of the determination of the Final Purchase Price.

(iii)           For the avoidance of doubt, any payment made under this Section 2.7(e) shall constitute an adjustment to the Purchase Price.”

12. Miscellaneous. Except as expressly amended by this Amendment, the Purchase Agreement remains in full force and effect, the terms thereof are incorporated herein by reference, and nothing in this Amendment shall otherwise affect any other provision of the Purchase Agreement or the rights and obligations of the parties thereto.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Amendment on the date first above written.

NOVUME SOLUTIONS, INC.

By: /s/Robert Berman

     Name: Robert Berman

     Title: Chief Executive Officer

OPENALPR TECHNOLOGY, INC.

By: /s/ Matthew Hill

     Name: Matthew Hill

     Title: Chief Executive Officer

/s/Mathew Hill

MATTHEW HILL